[LETTERHEAD OF FEDERAL TRADE COMMISSION]



September 26, 2000


Riccarda Heising, Esq.
Richard H. Miller, Esq.
Powell, Goldstein, Frazer & Murphy, LLP
191 Peachtree Street, N.E., 16th Floor, Suite 1600
Atlanta, GA  30303

Re:  EARLY TERMINATION GRANTED
     Transaction Identification Number 20004813
     Pacific Partners, LLC/Del Webb Corporation

Dear Mr. Heising:

     The request for early termination of the waiting period is granted effective September 26, 2000 09:45 AM with respect to the proposed acquisition by Pacific Partners, LLC of certain voting securities of Del Webb Corporation. Early termination of the waiting period as provided by Section 7A(b)(2) of the Clayton Act and Sections 803.10(b) and 803.11(c) of the Premerger Notification Rules.

     Notice of this termination will be published in the Federal Register in accordance with Section 7a(b)(2) of the Clayton Act and Section 803.11(c) of the Premerger Notification Rules and on the Federal Trade Commission's internet site [http://www.ftc.gov/bc/earlyterm/index.html].

     If you have any  questions  concerning  this matter,  please  contact me at
(202) 326-3617.

Sincerely,

/s/ Marcus Brown

Marcus Brown
Contact Representative
Premerger Notification Office
Bureau of Competition